Exhibit 99.1

GLOBAL GOLD ANNOUNCES CLOSING OF CHILEAN JV TRANSFER

AND SEPARATION OF PROPERTIES

GREENWICH, CT -- (MARKETWIRE) -- Aug 18, 2009 -- Global Gold Corporation (OTC BB:GBGD.OB - News) (www.globalgoldcorp.com), today announced the closing of property transfers pursuant to an amendment of the October 29, 2007, Compania Minera Global Gold Valdivia S.C.M. joint venture (“GGV”). Global Gold entered into the amendment with members of the Quijano family on July 24, 2009.

Under the original joint venture agreement, Global Gold held a 51% interest in the placer and hard rock gold claims in south central Chile, near Valdivia. The property consists of two large claim blocks identified as the Madre de Dios Claims Block and the Pureo Claims Block.

According to the final terms of the amendment and property transfers closed on August 14, 2009, Global Gold retains 100% of the GGV entity and of its Pureo Claims Block which is approximately 8,200 hectares and the Quijano Family received 100% of the Madre de Dios Claims Block. GGV retains the Guadaloupe site which has been prepared for initial placer mining operations. The Quijano Family is also entitled to a 3% NSR royalty interest in all metals produced from the properties retained in GGV up to a maximum of 27 million Euros, subject to repayment of $200,000 to Global Gold.

Global Gold has been operating in Chile since 2001. Historical production and initial geological estimates of the Pureo Claims Block are indicative of a rich gold mining area, and Global Gold anticipates a low cost of production to mine the placer deposits. It also plans to advance the previously drilled hard rock area.

Global Gold is an international gold mining and exploration company that develops properties with a low cost of production and substantial upside. In addition to Chile, Global Gold operates three gold properties in Armenia and is the largest gold exploration license holder in Armenia. The Company began gold concentrate production on a small scale in November 2008 at the Toukhmanuk Property. The Toukhmanuk plant is scheduled for an upgrade in the first half of 2009 to take production from the current 300 ounces per month to 15,000 ounces per year in the first quarter of 2010. Global Gold plans to reach an industrial production level of over 100,000 ounces per year in three to four years.

Forward-looking Statements – To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Contact Information
Courtney Fellowes
Vice President
Business Development and Investor Relations
(203) 422-2300

Source: Global Gold Corporation